UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 19, 2026
Serina Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-38519	82-1436829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Genome Way, Suite 2001
Huntsville, Alabama 35806
(Address of principal executive offices)
(256) 327-9630
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SER	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 19, 2026, Serina Therapeutics, Inc. (the “Company”), together with its subsidiary Serina Therapeutics (AL), Inc., entered into an Amended and Restated Employment Agreement (the “A&R Employment Agreement”) with Steve Ledger, the Company’s Chief Executive Officer. The A&R Employment Agreement amends and restates in its entirety the Employment Agreement among the parties dated September 9, 2024.
Under the A&R Employment Agreement, Mr. Ledger will receive an annual base salary of $500,000 and will be eligible for a target annual bonus equal to 50% of his base salary based on the achievement of annual goals established by the Board of Directors. The A&R Employment Agreement also reflects Mr. Ledger’s previously granted stock options and provides that he remains eligible to receive additional equity awards in the discretion of the Board.
If Mr. Ledger’s employment is terminated by the Company without Cause or he resigns for Good Reason (each as defined in the A&R Employment Agreement), other than in connection with a Change in Control (as defined in the A&R Employment Agreement), and subject to his execution and non-revocation of a release of claims, he will be entitled to (i) 12 months of his then-current base salary plus a pro-rated annual bonus based on his target annual bonus, payable in a lump sum within 60 days after termination, and (ii) reimbursement of COBRA premiums for up to 12 months.
If Mr. Ledger experiences a qualifying termination in connection with a Change in Control (a termination by the Company without Cause or a resignation for Good Reason occurring during the period beginning three months before, and ending 12 months after, the consummation of a Change in Control), and subject to his execution and non-revocation of a release of claims, he will instead be entitled to (i) an amount equal to 1.5 times his then-current base salary, (ii) an amount equal to 1.5 times his target annual bonus, (iii) a pro-rated annual bonus based on his target annual bonus, in each case payable in a lump sum within 60 days after termination, (iv) reimbursement of COBRA premiums for up to 18 months, and (v) full accelerated vesting of his then-unvested time-based equity awards. The A&R Employment Agreement further provides that, in connection with any Change in Control, the Company will cause Mr. Ledger’s outstanding equity awards to be assumed, continued, or substituted by the successor or surviving entity.
Any payments or benefits that would constitute “parachute payments” under Section 280G of the Internal Revenue Code are subject to a “best-net” reduction, with no excise tax gross-up. In the event of Mr. Ledger’s death or disability, he (or his estate) will be entitled to accrued and vested amounts, a pro-rated annual bonus based on his target annual bonus, and reimbursement of COBRA premiums for up to 12 months. The A&R Employment Agreement also contains confidentiality, non-competition (two years following termination), non-solicitation and no-hire (18 months following termination), and non-disparagement covenants.
The foregoing description of the A&R Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated as of July 19, 2026, by and among Serina Therapeutics, Inc., Serina Therapeutics (AL), Inc., and Steve Ledger.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERINA THERAPEUTICS, INC.

Date: July 23, 2026	By:	/s/ Greg Curhan
Chief Financial Officer